Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form F-1 (the “Form F-1”), of our auditor’s report dated July 25, 2024 (except for the reverse share split described in Note 12 and the subsequent events described in Note 19, as to which the date is January 21, 2025) relating to the consolidated financial statements of Psyence Biomedical Ltd. as at March 31, 2024 and 2023, and for each of the years in the two-year period ended March 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form F-1.

Chartered Professional Accountants

Licensed Public Accountants

Burlington, Canada

January 23, 2025

MNP LLP
602, 1122 International Blvd, Burlington ON, L7L 6Z8	T: 905.333.9888 F: 905.333.9583

MNP.ca